Exhibit 5.1
December [ • ], 2008
Seanergy Maritime Holdings Corp.
1 - 3 Patriarchou Grigiriou
166 74 Glyfada
Athens, Greece
Ladies and Gentlemen:
Reference is made to the Registration Statement on Form F-1 (the “Registration Statement”) filed with the Securities and Exchange Commission by Seanergy Maritime Holdings Corp., a Marshall Islands corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering (i) the distribution of 22,361,227 shares of the Company’s common stock (the “Common Shares”), (ii) up to an aggregate of 38,984,667 of the Company’s common stock purchase warrants (the “Warrants”), (iii) up to an aggregate of 38,984,667 shares of the Company’s common stock issuable upon the exercise of the Warrants (the “Warrant Shares” and, together with the Common Shares, the “Shares”), (iv) 1,000,000 Common Shares included as part of the underwriters’ unit purchase option (v) 1,000,000 Warrants included as part of the underwriters’ unit purchase option and (vi) 1,000,000 Warrant Shares included as part of the underwriters’ unit purchase option in connection with the dissolution and liquidation of Seanergy Maritime Corp.
We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.
     Based upon the foregoing, we are of the opinion that:
     1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the Republic of the Marshall Islands.
     2. The Common Shares, the Warrants, the Warrant Shares, when distributed in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

     3. The Warrants, when distributed in accordance with and in the manner described in the Registration Statement, constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of credits’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained in such documents, if any, may be limited by applicable law and consideration of public policy.
     4. The Warrant Shares underlying the Warrants, when duly issued, delivered, sold and paid for upon exercise of such Warrants, as contemplated by the Warrant Agreement under which the Warrants were issued and as described in the Registration Statement, and the Warrants will be validly issued, fully paid and non-assessable.
We are opining solely on the laws of the Republic of the Marshall Islands, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the Marshall Islands and all applicable judicial and regulatory determinations in connection therewith.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.
Very truly yours,
Reeder & Simpson P.C.